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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
The ServiceMaster Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2005

Dear Shareholder:

        I am pleased to invite you to attend the 2005 Annual Meeting of Shareholders of The ServiceMaster Company. We will hold the meeting at 9:30 a.m., Central Time, on Friday, May 6, 2005 at Doubletree Guest Suites, 2111 Butterfield Road, Ballroom, Lobby Level, Downers Grove, IL 60515.

        At this year's meeting we will elect four directors to the Class of 2008, one director to the Class of 2006 and one director to the Class of 2007, consider amending and restating our Certificate of Incorporation, consider ratifying the selection of our independent auditors and report on our business. Our Annual Report for 2004 accompanies these proxy materials.

        For the last several years, we have been challenging ourselves to "Perform as We Transform" – striving to deliver results while simultaneously building new competencies. Our goal is to transform the experience of the home and business owner. We continue to redefine the customer's expectations about service and "service around the service" and then deliver on those new expectations. We feel that this will create a sustainable leadership position for ServiceMaster in the years ahead.

        Your vote is important, regardless of the size of your holdings. You can vote by marking, dating, signing and returning the enclosed proxy card in the envelope provided. Also, registered and most beneficial shareholders may vote by toll-free telephone in the U.S. or Canada, or over the Internet. The enclosed proxy card contains instructions for using these convenient services. We urge you to vote your shares as soon as possible. In this way, you can ensure your shares will be represented and voted at the meeting, and you will spare ServiceMaster the expense of a follow-up mailing. Even if you vote before the meeting you may still attend the meeting and vote in person.

Sincerely,

Jonathan P. Ward Chairman and Chief Executive Officer

THE SERVICEMASTER COMPANY

NOTICE OF ANNUAL MEETING

To be held May 6, 2005

TO THE SHAREHOLDERS OF THE SERVICEMASTER COMPANY

        The Annual Meeting of Shareholders of The ServiceMaster Company will be held at 9:30 a.m., Central Time, on Friday, May 6, 2005 at the Doubletree Guest Suites, 2111 Butterfield Road, Ballroom, Lobby Level, Downers Grove, IL 60515, for the following purposes:

  1.
  To elect four directors to the Class of 2008, one director to the Class of 2006 and one director to the Class of 2007;

  2.
  To approve our Amended and Restated Certificate of Incorporation;

  3.
  To ratify the selection of Deloitte & Touche LLP as our independent auditors for 2005; and

  4.
  To conduct other business if properly raised.

        Only holders of record of common stock at the close of business on March 9, 2005 are entitled to vote at the meeting.

Sandra L. Groman Vice President and Corporate Secretary

March 25, 2005

THE SERVICEMASTER COMPANY

March 25, 2005

General Information

        We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of The ServiceMaster Company for the 2005 Annual Meeting of Shareholders. We will hold the annual meeting at 9:30 a.m., Central Time, on Friday, May 6, 2005 at Doubletree Guest Suites, 2111 Butterfield Road, Ballroom, Lobby Level, Downers Grove, IL 60515.

        We mailed this proxy statement and proxy card to shareholders on or about March 25, 2005.

Voting Information

  Record Date

        You may vote all shares that you own as of March 9, 2005, which is the record date for the annual meeting. On March 9, 2005, we had [    ] shares of common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

  Ownership of Shares

        You may own common stock either (1) directly in your name as a shareholder of record, which includes shares purchased through the ServiceMaster 2004 Employee Stock Purchase Plan (the "ESPP"), the ServiceMaster Franchisee Share Purchase Plan (the "FSPP") and the ServiceMaster Dividend Reinvestment Plan (the "DRIP"), or (2) indirectly through a broker, bank or other holder of record, which includes shares in the ServiceMaster Profit Sharing and Retirement Plan (the "401(k) Plan").

        If your shares are registered directly in your name, you are the "holder of record" of those shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your voting proxy directly to us or to vote in person at the meeting. If you hold your shares indirectly, such as in a brokerage account or through a bank or other holder of record, you hold the shares in "street name", and your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by completing a voting instruction form.

  Electronic Access to Proxy Materials and Annual Report

        We are pleased to offer you the opportunity to receive shareholder communications electronically. By signing up for electronic delivery of documents such as the annual report and the proxy statement, you can access shareholder communications as soon as they are available without waiting for them to arrive in the mail, and submit your shareholder votes online. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources, and help reduce our printing and mailing costs. Your enrollment will be effective until canceled. If you have questions regarding electronic delivery, please contact Computershare Investor Services LLC at 1-888-834-0744.

        If you hold your stock through a broker, bank or other holder of record, please refer to the information provided by that institution for instructions on how to elect to receive proxy statements and annual reports over the Internet. Most shareholders who hold their stock through a broker, bank or other holder of record and who elect electronic access, will receive an e-mail message next year containing the Internet address to use to access our proxy statement and annual report.

  Householding

        We are sending only one annual report and proxy statement to you if you share a single address with another shareholder unless we received instructions to the contrary from you. This practice, known as "householding", is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. If you wish to receive a separate annual report or proxy statement in the future, you may contact our transfer agent, Computershare at 1-888-834-0744 or write to Computershare Investor Services LLC, P.O. Box 1689, Chicago, IL 60690-1689. If you receive multiple copies of our annual report and proxy statement, you can request householding by contacting Computershare. If you own your shares through a broker, bank or other holder of record, you can request householding by contacting the holder of record.

  How to Vote

        Your vote is important. We encourage you to vote promptly, which may save us the expense of a second mailing.

        If you own shares of record, you may vote in one of the following ways:

  •
  by telephone – If you are located in the U.S. or Canada, you can vote your shares by calling the toll-free telephone number on your proxy card. You may vote by telephone 24 hours a day through 1:00 a.m., Central Time, Friday, May 6, 2005. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your vote. If you vote by telephone, you do not need to return your proxy card.

  •
  over the Internet – You can vote your shares via the website http://www.computershare.com/us/proxy. You may vote over the Internet 24 hours a day through 1:00 a.m., Central Time, Friday, May 6, 2005. As with telephone voting, you may confirm that the system has properly recorded your vote. If you vote over the Internet, you do not need to return your proxy card. You may incur costs such as telephone and Internet access charges if you vote over the Internet.

  •
  by mail – You can vote your shares by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope.

  •
  in person at the annual meeting – If you vote by telephone, over the Internet or by mail, you may still attend the meeting and vote in person.

        If you own shares in "street name" through a broker or other nominee as the record holder of your shares, the instructions that accompany your proxy materials will indicate whether you may vote by telephone, over the Internet or by mail. If you wish to attend the meeting and vote in person, you must obtain a proxy, executed in your favor, from the broker or other nominee.

        The Board has appointed Jim Kaput and Sandra Groman as the proxy committee to vote your shares on your behalf. Their names appear on the proxy card. By giving us your proxy, you are authorizing the proxy committee to vote your shares in the manner you indicate. You may (1) vote "FOR" the election of all of our director nominees, (2) "WITHHOLD AUTHORITY" to vote for all of our director nominees, or (3) vote for the election of less than all of our director nominees and withhold authority to vote for our other nominees. You may vote "FOR" or "AGAINST" or "ABSTAIN" from voting on the proposal to approve our Amended and Restated Certificate of Incorporation and the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2005.

        All shares that have been properly voted by proxy and not revoked will be voted at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted "FOR":

  •
  the election of each of our nominees for director;

  •
  approval of our Amended and Restated Certificate of Incorporation; and

  •
  ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2005.

  Revocation of Proxies

        If you are the holder of record, you can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Corporate Secretary, Sandra Groman, (2) submit a later-dated proxy to our Corporate Secretary, (3) provide subsequent telephone or Internet voting instructions, or (4) vote in person at the meeting.

  Shares held under Plans

        If you participate in the ESPP, FSPP or DRIP, your proxy card shows the number of shares owned by you in the plans. If you participate in the 401(k) Plan, you will receive a separate proxy card which will include shares that the plan has credited to your account. To allow sufficient time for the 401(k) Plan trustee to vote, the trustee must receive your voting instructions by 11:59 p.m., Central Time, Tuesday, May 3, 2005. If the 401(k) Plan trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from other 401(k) Plan participants.

  Broker Non-Votes

        If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to vote some of the matters acted upon unless you provide voting instructions. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters. Shares that are not voted on a matter because the broker or nominee lacks or fails to exercise discretionary voting authority with respect to that matter are called "broker non-votes".

  Quorum

        A quorum is necessary to hold a valid meeting of shareholders. If shareholders entitled to cast at least a majority of the shares entitled to vote at the meeting are present in person or by proxy, a quorum will exist. Shares owned by ServiceMaster are not voted and do not count for quorum purposes. In order to assure the presence of a quorum at the meeting, please vote your shares by toll-free telephone or over the Internet or complete, sign and date our proxy card and return it promptly in the enclosed postage-paid envelope, even if you plan to attend the meeting. Abstentions are counted as present, and broker non-votes may be counted as present, to establish a quorum.

  Vote required for Proposals

        Directors are elected by a plurality of the votes cast, which means that the four nominees to the Class of 2008 with the most votes will be elected, the nominee to the Class of 2006 with the most votes will be elected and the nominee to the Class of 2007 with the most votes will be elected. As a result, withholding authority to vote for a nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

        Approval of our Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares entitled to vote. The ratification of the selection of Deloitte & Touche LLP as independent auditors for 2005 requires the affirmative vote of a majority of the votes cast on that proposal. Abstentions with respect to a proposal will be treated as votes against the proposal. Broker non-votes with respect to the proposal to ratify the selection of Deloitte & Touche will not be considered as votes cast on the proposal, which will therefore reduce the number of affirmative votes needed to approve the proposal.

  Cost of Proxy Solicitation

        We will pay the expenses of soliciting proxies. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission. We have hired D. F. King & Co., Inc. to help us distribute and solicit proxies. We will pay D. F. King $8,000 plus expenses for these services.

Governance and Nominating Committee Report

  Reason for the Report

        The Governance and Nominating Committee is furnishing this report for the purpose of informing our shareholders about our Committee and ServiceMaster's corporate governance practices. We believe that good corporate governance is important to ensure that ServiceMaster is managed for the long-term benefit of its shareholders. The Committee regularly reviews and discusses our corporate governance policies and practices, especially in light of the Sarbanes-Oxley Act of 2002, rules of the Securities and Exchange Commission and listing standards of the New York Stock Exchange.

  Corporate Objectives

        Beginning in 2002, the Board undertook a review of our Objectives. The Board has approved the following amendment of ServiceMaster's Objectives, subject to shareholder approval of our Amended and Restated Certificate of Incorporation.

Honor God in All We Do
Excel with Customers
Help People Develop
Grow Profitably

For more information on the proposal to amend our Amended and Restated Certificate of Incorporation, see "Item 2 – Proposal to amend our Amended and Restated Certificate of Incorporation."

  Corporate Governance Principles

        The Committee periodically reviews the adequacy of our Corporate Governance Principles. A copy of our Corporate Governance Principles is available on our website at http://www.svm.com under "Corporate Governance" and is also available in print to any shareholder who requests it by writing to the Corporate Secretary at the following address: The ServiceMaster Company, 3250 Lacey Road, Suite 600, Downers Grove, Illinois 60515.

  Committee Charter

        The Committee is comprised of three directors, all of whom are independent under New York Stock Exchange listing standards. The Committee operates under its Charter adopted by the Board. As described in more detail below, the Committee is responsible for reviewing ServiceMaster's corporate governance practices, including matters relating to director candidates, independence, communications with the Board, Board governance and certain internal controls and compliance. A copy of the Charter is available on ServiceMaster's website at http://www.svm.com under "Corporate Governance".

  Director Candidates and Changes in Board Membership

        Candidates.    The Committee is responsible for reviewing the qualifications of, and recommending to the Board, nominees for membership on the Board. Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by Board members or by management. The Committee has also utilized the services of a search firm to identify director candidates. The Committee will consider candidates suggested by shareholders. A shareholder seeking to recommend a prospective nominee for the Committee's consideration should submit the candidate's name and qualifications to the Corporate Secretary at the following address: The ServiceMaster Company, 3250 Lacey Road, Suite 600, Downers Grove, Illinois 60515. The Committee did not receive any shareholder suggestions for director candidates to be considered for election to the Board at the 2005 annual meeting.

        In considering whether to recommend a candidate for membership on the Board, the Committee evaluates the nominee against the standards and qualifications set forth in ServiceMaster's Corporate Governance Principles. A copy of the Corporate Governance Principles is available on ServiceMaster's website at http://www.svm.com under "Corporate Governance". The Committee evaluates candidates proposed by shareholders using the same criteria as for other candidates. The Committee reviews a candidate's qualifications in light of the needs of the Board and ServiceMaster at that time given the current mix of director attributes. ServiceMaster strives to create a Board that has a diversity of gender, ethnicity, culture and race. Members should, in general, have skills, experience or expertise in one or more of the following areas: finance, accounting, information technology, senior management of a major company, federal or state government agencies or contracting practices, marketing, strategic planning, human resources, ethical training, and regulatory and compliance.

        Retirement of Directors.    Herbert Hess retired from the Board in June 2004, after more than 20 years of service. Paul Berezny will retire from the Board in May 2005, after more than 20 years of service. Messrs. Hess and Berezny made significant contributions to our growth and success and we wish them happiness in their future endeavors.

        Addition of New Directors.    In July 2004, Coleman Peterson was appointed to the Board and the Compensation and Leadership Development Committee. Mr. Coleman's skills and experience include human resources and general business experience. In December 2004, Louis Giuliano was appointed to the Board and the Compensation and Leadership Development Committee. Mr. Giuliano's skills and experience include CEO experience, operational and general business experience. The nominations of Messrs. Peterson and Giuliano were recommended to the Committee by a non-management director. In February 2005, Eileen Kamerick was appointed to the Board and the Audit and Finance Committee. Ms. Kamerick's skills and experience include corporate finance, accounting and legal. The nomination of Ms. Kamerick was recommended to the Committee by an executive officer of ServiceMaster. For more information on Messrs. Peterson, Giuliano and Ms. Kamerick, see "Item 1 – Election of Directors".

  Independence

        Under New York Stock Exchange listing standards, no director of ServiceMaster qualifies as "independent" unless our Board affirmatively determines that the director has no material relationship with ServiceMaster. Our Board adopted categorical standards of independence to assist it in determining whether a director has a material relationship with ServiceMaster. A director will not be considered to have a material relationship with ServiceMaster because (1) the director is a partner, principal, counsel or advisor to, shareholder, director or officer of another company that does business with ServiceMaster if the annual sales to, or purchases from, ServiceMaster are less than 1% of the annual revenue of the other company and the director does not receive any compensation as a direct result of the other company's business with ServiceMaster or (2) the director is an officer, director or trustee of a charitable organization, if ServiceMaster's discretionary charitable contributions to the organization are less than 1% (and no more than $50,000) of that organization's total annual charitable receipts. A director will be considered to have a material relationship with ServiceMaster if the director is an officer of another company that is not a charitable organization and any of ServiceMaster's present executives serves on that other company's board of directors.

        New York Stock Exchange listing standards also provide that a director is not independent if (1) the director is, or has been within the last three years, an employee of ServiceMaster or an immediate family member is, or has been within the last three years, an executive officer of ServiceMaster; (2) the director or an immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from ServiceMaster (other than director and committee fees); (3) the director or an immediate family member is a current partner of a firm that is ServiceMaster's internal or external auditor; the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on ServiceMaster's audit within that time; (4) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of ServiceMaster's present executive officers at the same time serves or served on that company's compensation committee and (5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, ServiceMaster for property or services in an amount which, in any of the last three fiscal years, exceeds the greater or $1 million, or 2% of such other company's consolidated gross revenues.

        In February 2005, the Committee reviewed the independence of all directors and furnished a report to the Board. The Board determined that each of John Carl, Louis Giuliano, Brian Griffiths, Sidney Harris, Roberto Herencia, Betty Jane Hess, Eileen Kamerick, James McLennan, Coleman Peterson, Dallen Peterson and David Wessner has no material relationship with ServiceMaster, and that, each director, except Jonathan Ward, ServiceMaster's Chairman and Chief Executive Officer, is independent under New York Stock Exchange listing standards. The Board also determined that each member of the Audit and Finance, Compensation and Leadership Development, and Governance and Nominating Committees of the Board meets the independence and other requirements applicable to those Committees.

  Communications with the Board

        Shareholders or other interested parties who wish to send communications on any topic to the Board, the Chairman, a Committee Chairman or non-management directors as a group may do so by writing to the following address: ServiceMaster Board c/o Global Compliance Services AlertLine Response, PMB 3767, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277. Shareholders or other interested parties may also communicate with the Board by submitting an email to ServiceMasterBoard@AlertLine.com; or by telephone at 1-800-450-4308. The Audit and Finance Committee approved the process for handling communications received from shareholders or other interested parties. The third party administrator notifies the Corporate Secretary and the Chairman of the Audit and Finance Committee, or his or her designee, upon receipt of any communication related to the Board. The Corporate Secretary is responsible for distributing the communications to each appropriate director and for determining whether any follow-up action is necessary and, if so, for assigning responsibility to complete it. Each director has access to a database containing all communications directed to him or her. The Compliance and Ethics Officer distributes a quarterly report to the Audit and Finance Committee on all such communications received. The Chairman of the Audit and Finance Committee, or his or her designee, has ongoing access to the contents of the database containing these communications.

  Board Governance

        Presiding Director.    Sidney Harris, Chairman of the Committee, serves as presiding director of the Board. Mr. Harris' duties include advising the Chairman of matters discussed in executive sessions without management, where appropriate, as well as on the Board agenda items and information to be provided to the Board.

        Termination of Shareholder Rights Plan and Adoption of Rights Plan Policy.    In response to several shareholder proposals we received regarding our shareholder rights plan, in February 2005 the Board approved the termination of our shareholder rights plan and adopted a rights plan policy. For more information regarding this action, see "Termination of Shareholder Rights Plan and Adoption of Rights Plan Policy" after Item 2.

        Committee Charters.    In 2004, three Committees of our Board prepared revised Charters setting forth their respective duties and responsibilities in response to revised listing standards of the New York Stock Exchange. A copy of each of our Committee Charters is available on our website at http://www.svm.com under "Corporate Governance" and is also available in print to any shareholder who requests it by writing to the Corporate Secretary at the following address: The ServiceMaster Company, 3250 Lacey Road, Suite 600, Downers Grove, Illinois 60515.

        Board, Committee and Director Performance.    With the Committee taking the lead, the Board annually assesses its performance and the performance of its Committees and individual directors. In 2004 and February 2005 the Committee reviewed director responses to a Board Performance Questionnaire and Committee Performance Questionnaires for each of the Board's three Committees and furnished a report to the Board. The Committee also reviewed responses to a Director Self-Assessment Questionnaire completed by two directors whose terms will expire in 2006 and furnished a report to the Board. The Board Performance Questionnaire, Committee Performance Questionnaires and Director Self-Assessment Questionnaire are intended to facilitate the processs of evaluating the performance of the Board, its Committees and individual directors and to help identify any concerns of a director well in advance of the expiration of the director's term. The Board considers the results of the annual performance assessment, including the responses to the questionnaires, when determining areas on which to focus more attention.

        Director Orientation Program and Continuing Education.    ServiceMaster has developed a director orientation program designed to familiarize new directors with ServiceMaster, its management structure, operations, financial and other issues. Each new director is expected to participate in the program within a reasonable time after the director is first elected to the Board. The orientation program includes a visit to ServiceMaster's offices to meet with senior management and visit branch operations. Each director is also encouraged to attend seminars, conferences and similar events to remain current in matters relating to corporate governance, disclosure, accounting and industry developments.

        Director Compensation.    The Compensation and Leadership Development Committee periodically conducts a detailed review of the compensation of our directors. In July 2004, the Committee reviewed the compensation of our directors and did not recommend any changes. For more information on director compensation, see "Compensation of Directors".

        Executive Sessions without Management.    The Board and its Committees regularly meet in executive session without Chairman Jonathan Ward or other members of management in attendance. Sidney Harris acts as presiding director at executive sessions of the Board.

  Internal Controls and Compliance

        Commitment Authority Policy.    In May 2003, the Board approved revisions to our Commitment Authority Policy. This Policy specifies the level of corporate approval necessary for the Board, its Committees and management to commit our monetary resources and enter into contracts on behalf of ServiceMaster or its subsidiaries. This Policy is reviewed by the Audit and Finance Committee at least once every three years.

        Public Accounting Firm Policy.    The Audit and Finance Committee has adopted a Public Accounting Firm Policy in response to the Sarbanes-Oxley Act of 2002 and related regulations which govern ServiceMaster's relationship with its independent auditors. For more information on our Public Accounting Firm Policy, see "Item 3 – Ratification of Selection of Independent Auditors".

        Risk Management and Internal Control over Financial Reporting.    The Audit and Finance Committee designated John Carl as having oversight responsibility for risk assessment and management and Roberto Herencia as having oversight responsibility for compliance with internal control over financial reporting.

        Internal Controls.    Management regularly reviews ServiceMaster's disclosure controls and procedures and internal control over financial reporting. Management distributes a quarterly report to the Audit and Finance Committee regarding the effectiveness of our disclosure controls and procedures and internal control over financial reporting. Management's report on internal control over financial reporting is included in ServiceMaster's Annual Report to Shareholders for 2004.

        Stock Ownership Policy and Insider Trading Policy.    It is ServiceMaster's policy that each director and member of senior management hold a number of shares of ServiceMaster common stock equal to 50% of (i) the number of shares of restricted stock granted to him or her that have vested and (ii) the number of shares subject to stock options granted to him or her after providing for payment of the exercise price and taxes. In addition, purchases, sales and other transactions involving the common stock or other equity securities of ServiceMaster by a director or member of senior management must comply with ServiceMaster's Policy Regarding Insider Trading and Confidentiality. This Policy sets forth "window periods" during which directors and senior management may engage in securities transactions and requires that transactions be cleared in advance by either the Chief Financial Officer or General Counsel.

        Financial Code of Ethics and Code of Conduct.    ServiceMaster has a Financial Code of Ethics that applies to the Chief Executive Officer, Chief Financial Officer, Controller, or persons performing similar functions and other designated officers and employees, including the Chief Financial Officer of each ServiceMaster business unit and the Treasurer. ServiceMaster also has a Code of Conduct that applies to directors, officers and employees. The Financial Code of Ethics and Code of Conduct each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. Copies of the Financial Code of Ethics and the Code of Conduct are available on ServiceMaster's website at http://www.svm.com under "Corporate Governance".

        Compliance Helpline.    ServiceMaster maintains a Compliance Helpline. The Compliance Helpline establishes a confidential means for employees of ServiceMaster or other persons to communicate to management or the Board any concerns that they have regarding accounting, internal controls or audit matters or compliance with laws, regulations, policies or the ServiceMaster Code of Conduct.

        NYSE Annual CEO Certification.    In May 2004, Jonathan Ward, ServiceMaster's Chairman and Chief Executive Officer, certified to the New York Stock Exchange that he was not aware of any violation by ServiceMaster of the New York Stock Exchange listing standards.

Governance and Nominating Committee
Sidney E. Harris, Chairman Brian Griffiths James D. McLennan

Item 1 – Election of Directors

        Our Board of Directors currently has 13 members. Paul Berezny, a member of the Class of 2005, will retire from the Board immediately prior to our May committee and board meetings, at which time we will have 12 members. Directors are divided into three classes. Each class serves for three years.

        During 2004, the Governance and Nominating Committee conducted a search for candidates. In July 2004, December 2004 and February 2005, respectively, upon recommendation by the Governance and Nominating Committee, the Board unanimously approved the appointments of each of Coleman Peterson, Louis Giuliano and Eileen Kamerick to the Board.

        Herbert Hess retired from the Board in June 2004. Each of Messrs. Hess and Berezny has served as a director for over 20 years. We acknowledge with deep appreciation the significant contributions made by each of Messrs. Hess and Berezny to our growth and success. We wish them happiness in their future endeavors.

        The terms of Roberto Herencia, Louis Giuliano, Betty Jane Hess and Jonathan Ward will expire at the 2005 annual meeting. Each of these directors has been nominated to stand for reelection and to hold office until our 2008 annual meeting and until his or her successor is elected and qualified. In addition, because the Board appointed Eileen Kamerick and Coleman Peterson to fill vacancies, the Board has nominated each of them to stand for reelection and to hold office until 2006 and 2007, respectively, and until her or his successor is elected and qualified.

        We expect that each nominee will be able to serve if elected as a director. However, if any nominee is not able to serve, the proxy committee may vote for another nominee chosen by our Board.

        The Board of Directors recommends a vote FOR the election of each of the named nominees as directors.

        We describe below the principal occupations and other information about our nominees and directors continuing in office.

    Nominees for Election to Term Expiring 2008

Roberto R. Herencia
President, Banco Popular North America, a diversified community banking institution, 2001 to present. He was Senior Executive Vice President and Chief Operating Officer from 1999 to 2001. Mr. Herencia is Executive Vice President, and a member of the Corporate Leadership Council of Popular, Inc., the parent company of Banco Popular North America, 1997 to present. Class of 2005. Age 45. Director since 2003.

Louis J. Giuliano
Former Chairman, ITT Industries, Inc., a multi-industry company engaged in the design and manufacture of a wide range of engineered products. Mr. Giuliano was Chairman and Chief Executive Officer of ITT Industries from 2001 through 2004; President from 1998 to 2004; and Chief Operating Officer from 1998 to 2001. Mr. Giuliano is a governor of the United States Postal Service Board of Governors. Class of 2005. Age 57. Director since 2004.

Betty Jane Hess
Retired Senior Vice President, Arrow Electronics, Inc., a distributor of electronic components and computer products, 1997 to 2004. She was a member of Office of the President of Arrow Electronics, Inc. from 1997 to 2002. Ms. Hess is a director of Cott Corporation, a supplier of retail brand carbonated beverages. Class of 2005. Age 56. Director since 2003.

Jonathan P. Ward
Chairman and Chief Executive Officer of ServiceMaster, 2002 to present. He served as President and Chief Executive Officer of ServiceMaster from 2001 to 2002. Mr. Ward was President and Chief Operating Officer of R.R. Donnelley & Sons Company, a commercial printing company, 1997 to 2001. Mr. Ward is a director of J. Jill Group, Inc., a leading marketer of women's apparel and footwear; and First Horizon, a diversified financial institution. Class of 2005. Age 50. Director since 2001.
Nominee for Election to Term Expiring 2006

Eileen A. Kamerick
Chief Financial Officer, Heidrick & Struggles, International, Inc., a recruiting and search firm, 2004 to present. Ms. Kamerick was the Executive Vice President and Chief Financial Officer of Bcom3 Group, Inc., a provider of advertising and marketing communications services, from 2001 to 2003. From 2000 to 2001, Ms. Kamerick was the Executive Vice President and Chief Financial Officer of United Stationers, Inc., a wholesale distributor of business products. Ms. Kamerick is a director of Westell Technologies, Inc., a diversified broadband supplier. Class of 2006. Age 46. Director since February 2005.
Nominee for Election to Term Expiring 2007

Coleman H. Peterson
President and Chief Executive Officer, Hollis Enterprises, L.L.C., engaged in supporting businesses in improving their organizational effectiveness, from 2004 to present. He was Executive Vice President of Wal-Mart Stores, Inc., the world's largest retailer, 1994 to 2004. Mr. Peterson is a director of J. B. Hunt Transport Services, Inc., a full truck-load transportation and logistics company; and Knockout Holdings, Inc., a marketer of cleaning and disinfectant products. Class of 2007. Age 56. Director since 2004.
Directors Continuing in Office

John L. Carl
Retired Senior Vice President and Chief Financial Officer, Allstate Insurance Company, from 1999 to 2002. Mr. Carl was Executive Vice President and Chief Financial Officer of Amoco Corporation, an oil and gas exploration company, from 1994 to 1999. Mr. Carl is a director of Nuveen Investments, an asset management company. Class of 2006. Age 57. Director since 2003.

Dallen W. Peterson
Retired Chairman, Merry Maids Limited Partnership, a provider of domestic housecleaning services. He was Chairman of Merry Maids Limited Partnership from 1988 to 1991. Class of 2006. Age 68. Director since 1995.

David K. Wessner President and Chief Executive Officer of Park Nicollet Health Services, an integrated healthcare delivery system, 1998 to present. Class of 2006. Age 53. Director since 1987.

Lord Griffiths of Fforestfach
International advisor to Goldman Sachs International Ltd., an investment banking firm, 1991 to present. He was made a life peer at the conclusion of his service to the British Prime Minister during the period 1985 to 1990. Lord Griffiths is a director of Times Newspapers Holding Ltd., a newspaper company; English, Welsh and Scottish Railways, a railroad company; Herman Miller, Inc., an office furniture manufacturer; and Land Securities Trillium, a property outsourcing solutions company. Class of 2007. Age 63. Director since 1992.

Sidney E. Harris
Professor of Management and International Business, Georgia State University, 2004 to present. From 1997 to 2004, Dr. Harris was Dean, Robinson College of Business, Georgia State University. Dr. Harris is a director of Transamerica Investors, Inc., an investment management company; Total System Services, Inc., a credit/debit card processor; and STI Classic Funds, a family of investment funds. Class of 2007. Age 55. Director since 1994.

James D. McLennan
Chairman and Chief Executive Officer of McLennan Company, a full-service real estate company, 1998 to present. Mr. McLennan is a director of the Advocate Charitable Foundation which is a part of Advocate Health Systems, a healthcare company. Class of 2007. Age 68. Director since 1986.

Board and Committees of the Board

        Our business is managed under the direction of our Board. The Board is kept advised of ServiceMaster's business through regular and special meetings of the Board and its Committees, written reports and analyses and discussions with the Chairman and CEO and other officers.

        During 2004, the Board met seven times. All directors, except Roberto Herencia, attended the 2004 Annual Meeting of Shareholders. In addition, Coleman Peterson, Louis Giuliano and Eileen Kamerick did not attend the 2004 Annual Meeting of Shareholders, since each became a member of the Board subsequent to the meeting. All directors attended 75 percent or more of the meetings of the Board and standing committees on which they served in 2004. The Board has four standing committees: the Audit and Finance Committee, the Compensation and Leadership Development Committee, the Governance and Nominating Committee and the Executive Committee. The Executive Committee meets only as necessary.

Membership and Board Committees

Name	Audit and Finance Committee	Compensation and Leadership Development Committee	Governance and Nominating Committee	Executive Committee
Paul Berezny		X
John Carl	X
Louis Giuliano		X
Brian Griffiths			X	X
Sidney Harris			C	C
Roberto Herencia	C
Betty Jane Hess		X
Eileen Kamerick	X
James McLennan			X
Coleman Peterson		X
Dallen Peterson	X
Jonathan Ward				X
David Wessner		C		X
2004 Meetings	10	8	11	0

  C=Chairperson

        Each Committee has the duties and responsibilities set forth in its respective Charter and regularly assesses the adequacy of its Charter and recommends changes to the Board. In February 2005, each Committee conducted an evaluation of its performance. For a more detailed discussion regarding our corporate governance activities, see "Governance and Nominating Committee Report".

        Audit and Finance Committee.    The Board has determined that each of Messrs. John Carl and Roberto Herencia is an "audit committee financial expert" as defined under Securities and Exchange Commission regulations and is independent under New York Stock Exchange listing standards. This Committee, in its capacity as an audit committee, assists the Board in its oversight of the integrity of ServiceMaster's financial statements; ServiceMaster's compliance with legal and regulatory requirements;

the independent auditor's qualifications and independence; the performance of ServiceMaster's internal audit function and independent auditor; and prepares an audit committee report for inclusion in the proxy statement. This Committee, in its capacity as a finance committee, assists the Board in its oversight of financial matters affecting ServiceMaster. In addition, the Committee is responsible for appointing, retaining, compensating, evaluating, and terminating, when appropriate, the independent auditor; reviewing with management the adequacy of, and related disclosures in ServiceMaster's quarterly and annual reports, ServiceMaster's disclosure controls and procedures and internal control over financial reporting; discussing with management and the independent auditor the annual and quarterly financial statements, including disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations"; and discussing policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which risk assessment and risk management is undertaken.

        Compensation and Leadership Development Committee.    This Committee has direct responsibility to review and approve corporate goals and objectives relevant to Chief Executive Officer compensation; evaluate the Chief Executive Officer's performance in light of his competencies, corporate goals, objectives and potential; determine and approve the Chief Executive Officer's compensation level based on such evaluation; and prepare a compensation committee report on executive officer compensation for inclusion in the proxy statement. In addition, the Committee is responsible for establishing the overall compensation structure and executive officer compensation philosophy and principles of ServiceMaster; reviewing and approving the compensation of ServiceMaster's executives; making recommendations to the Board with respect to non-CEO executive officer compensation plans, incentive compensation plans and equity-based compensation plans; health and welfare plans; and conducting reviews of leadership development strategy, people development strategy and succession planning.

        Governance and Nominating Committee.    This Committee develops and recommends to the Board the corporate governance principles applicable to ServiceMaster; identifies individuals qualified to be Board members, consistent with the criteria approved by the Board; selects or recommends that the Board select the director nominees for the next annual meeting of shareholders; and oversees the evaluation of the Board, its Committees and management. For more information regarding the Governance and Nominating Committee, see "Governance and Nominating Committee Report".

        Executive Committee.    The Executive Committee may meet instead of the full Board on all matters, except for those matters reserved for the Board by law or our Certificate of Incorporation or Bylaws.

Compensation of Directors

        In 2004, each non-employee director an annual retainer of $105,000. The Chairman of the Audit and Finance Committee receives an additional $15,000 and the Chairman of the Compensation and Leadership Development Committee and the Governance Nominating Committee each receive an additional $5,000. If a director serves on more than one of the Audit and Finance Committee, the Compensation and Leadership Development Committee and the Governance and Nominating Committee, he or she will receive an additional $5,000.

        Each director must receive at least 50% of the annual retainer as either stock option grants or restricted stock awards. The directors may elect to receive the remaining 50% of their retainer as follows: cash, stock options, restricted stock awards or defer receipt of the retainer under the Directors Deferred Compensation Plan.

        Under the Directors Deferred Compensation Plan, non-employee directors may elect to defer the receipt of up to 50% of their annual retainer until a later date. Participating directors may invest their deferred amounts in two ways: (1) in a cash account that earns interest based on our average five-year borrowing rate (4.9% as of December 31, 2004) or (2) in a share equivalent account that is credited with a number of share equivalent units equal to the deferred amount divided by the fair market value of a share of our common stock on the deferral date. The value of a share equivalent unit on any date is equal to the value of a share of our common stock on that date. Share equivalent unit accounts are increased when we pay dividends on our common stock as if the dividend was reinvested in additional shares.

        In 2004, the compensation amount paid to or earned by non-employee directors based on their elections to receive cash, restricted stock, stock options or deferred fees is as follows:

Director	Cash ($)	Restricted Stock ($) (1)		Stock Options ($) (2)		Deferred Fees ($)	Total Retainer ($)
Paul Berezny	—	—		105,000		—	105,000
John Carl	52,500	52,500		—		—	105,000
Louis Giuliano	—	—		8,750	(3)	—	8,750
Brian Griffiths	52,500	52,500		—		—	105,000
Sidney Harris	16,500	55,000		—		38,500	110,000
Roberto Herencia	56,250	56,250	(4)	—		—	112,500
Betty Jane Hess	52,500	52,500		—		—	105,000
James McLennan	52,500	52,500		—		—	105,000
Coleman Peterson	—	26,250	(5)	26,250	(5)	—	52,500
Dallen Peterson	52,500	—		52,500		—	105,000
David Wessner	—	57,500		—		57,500	115,000

(1)
Restricted stock awards were granted on February 13, 2004, and were calculated based on the retainer divided by the fair market value of ServiceMaster stock, which was $10.73 per share. The number of shares of restricted stock granted to each named director in 2004 is: Mr. Carl, 4,893 shares; Mr. Griffiths, 4,893 shares; Mr. Harris, 5,126 shares; Mr. Herencia, 4,893 shares; Mrs. Hess, 4,893 shares; Mr. McLennan, 4,893 shares; and Mr. Wessner, 5,359 shares. Restricted stock becomes fully vested upon a change in control. Dividend equivalents are paid on restricted stock at the same rate and time as to all shareholders of ServiceMaster.

(2)
Stock options were granted on February 13, 2004, and were calculated based on the retainer divided by the value of the fair market value of ServiceMaster stock, which was $10.73, divided by our Black-Scholes value of 33%. Each stock option becomes exercisable over a five-year period, has a ten-year life and becomes fully exercisable upon a change in control. The number of stock options granted to each named director in 2004 is: Mr. Berezny, 29,357 stock options; and Mr. Peterson, 14,678 stock options.

(3)
Includes 2,021 shares of restricted stock granted on December 9, 2004, the date Mr. Giuliano became a director of ServiceMaster, based on $8,750 divided by the fair market value of ServiceMaster stock, which was $13.00 per share.

(4)
Includes an additional 324 shares restricted stock granted on July 30, 2004, the date Mr. Herencia was appointed Chairman of the Audit and Finance Committee, based on $3,750 divided by the fair market value of ServiceMaster stock, which was $11.57 per share.

(5)
Includes 2,296 shares of restricted stock granted on July 29, 2004, the date Mr. Peterson became a director of ServiceMaster, based on $26,250 divided by the fair market value of ServiceMaster stock, which was $11.435 per share. Includes 2,021 stock options based on $26,250 divided by the fair-market value of ServiceMaster stock, which was $11.435 per share, divided by our Black-Scholes value of 33%.

        Ms. Kamerick joined the Board in February 2005. We did not pay Mr. Ward any additional compensation for serving as a director. Additional information regarding Mr. Ward's compensation is included under "Compensation and Leadership Development Committee Report on Executive Officer Compensation" and "Executive Officer Compensation".

        We reimburse our directors for the expenses of attending Board, committee and shareholder meetings.

Audit and Finance Committee Report

        The Audit and Finance Committee operates under its Charter adopted by the Board of Directors. All members of the Committee are independent under New York Stock Exchange listing standards.

        The Committee meets regularly with financial management and the independent auditors of ServiceMaster to review our accounting principles, policies and practices. The Committee also reviews with the auditors and ServiceMaster's management, accounting, financial and operating controls.

        The Committee reviews the scope of audits with the internal and independent auditors, as well as the annual audit plan. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of examinations, the evaluations of ServiceMaster's internal controls, and the overall quality of ServiceMaster's financial reporting. The performance of the independent auditors and the internal auditors is reviewed annually by the Committee.

        Each year the Committee selects the firm of independent auditors to audit the accounts and records of ServiceMaster and our subsidiaries. The Committee met ten times in 2004.

        As part of its oversight of ServiceMaster's financial statements, the Committee reviews and discusses with management and our independent auditors all annual and quarterly financial statements prior to their issuance. The Committee has discussed with Deloitte & Touche LLP, our independent auditors for 2004, the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee has also received the written disclosure and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP their independence. Based on the foregoing reviews and discussions, the Committee has recommended to the Board that ServiceMaster's consolidated financial statements for the year ended December 31, 2004 be included in our Annual Report on Form 10-K.

Audit and Finance Committee
Roberto R. Herencia, Chairman John L. Carl Eileen A. Kamerick Dallen W. Peterson

Item 2 – Proposal to Amend our Amended and Restated Certificate of Incorporation

        The Board of Directors has unanimously adopted a resolution approving and recommending to ServiceMaster's shareholders for their approval, a proposal to amend ServiceMaster's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") by eliminating Article Three. Article Three of the Certificate of Incorporation sets forth ServiceMaster's Objectives, which are: (1) To honor God in all we do; (2) To help people develop; (3) To pursue excellence; and (4) To grow profitably. No other changes are proposed.

        Subject to shareholder approval of the amendment, the Board has approved the following amendment of ServiceMaster's Objectives:

Honor God in All We Do
Excel with Customers
Help People Develop
Grow Profitably

        During 2002, the Board made the commitment to begin a process to find sustainable ways of teaching, learning and applying ServiceMaster's Objectives across the enterprise. This included a re-examination of our current Objectives. Detailed input was solicited from hundreds of employees and franchisees, who spoke both for themselves and for the tens of thousands of people who report to them. In-depth sessions were also conducted with ServiceMaster officers so that our most senior and longest tenured leaders could identify what they believed to be the values of ServiceMaster and its employees. The input consistently supported a small number of profound objectives. Although these objectives are consistent with our current Objectives, the Board determined that there was enough of a difference to warrant a restatement.

        The Board of Directors has unanimously approved our Amended and Restated Certificate of Incorporation. The amendment is subject to the approval of our shareholders. The affirmative vote of a majority of the outstanding shares of ServiceMaster's common stock entitled to vote will be required for approval of the amendment. The proposed amendment is as follows:

Proposed Amendment to ServiceMaster's Amended and Restated Certificate of Incorporation

        Set forth below is the proposed text of Article Three of ServiceMaster's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation").

ARTICLE THREE

"RESERVED"

        The Board of Directors recommends a vote FOR the Amended and Restated Certificate of Incorporation.

Termination of Shareholder Rights Plan and Adoption of Rights Plan Policy

        At the 2004 annual meeting, our shareholders approved a shareholder proposal requesting that the Board seek shareholder approval for the adoption, maintenance or extension of any shareholder rights plan at the 2005 annual meeting. In October 2004, we received another shareholder proposal requesting that the Board redeem any shareholder rights plan, unless the rights plan is approved our shareholders.

        In February 2005, the Board reviewed and discussed our shareholder rights plan and determined it would be advisable and in the best interests of ServiceMaster to amend our shareholder rights plan to accelerate the expiration of our preferred stock purchase rights from December 12, 2007 to March 15, 2005. The Board also adopted a shareholder rights plan policy that:

  •
  requires shareholder pre-approval of any rights plan;

  •
  allows the Board to adopt a rights plan without shareholder pre-approval only if a majority of independent directors determines it is in the best interests of ServiceMaster and its shareholders to do so;

  •
  requires that any rights plan adopted without shareholder pre-approval be submitted to shareholders for subsequent approval; and

  •
  any such shareholder vote will be binding.

        The shareholder rights plan policy is:

        "The ServiceMaster Company shall seek shareholder approval prior to the adoption of a shareholder rights plan, unless the Board of Directors, in the exercise of its fiduciary duties and with the concurrence of a majority of the independent directors, determines that, under the circumstances existing at the time, it is in the best interests of ServiceMaster and its shareholders to adopt a shareholder rights plan without delay. In addition, if a shareholder rights plan is adopted by ServiceMaster without prior shareholder approval, such plan must provide that it shall expire unless ratified by ServiceMaster shareholders within twelve months of the adoption of the rights plan. The Governance and Nominating Committee shall review this policy statement on at least an annual basis and report to the Board any recommendation it may have in connection therewith."

Item 3 – Ratification of Selection of Independent Auditors

        The Audit and Finance Committee has selected Deloitte & Touche LLP as our independent auditors for 2005. A representative of Deloitte & Touche LLP will be present at the meeting. The representative will be given the opportunity to make a statement and respond to appropriate questions.

  Performance Review of the Independent Auditors

        New York Stock Exchange listing standards require that the Audit and Finance Committee annually evaluate the performance of our independent auditors. In July 2004, the Committee evaluated the performance of Deloitte & Touche LLP. The evaluation included the review of the entire engagement team and specifically the lead partner, service levels along with the Committee's and management's expectations of such service and the relationship between Deloitte and the Committee. The overall assessment of Deloitte's performance was positive.

  Audit and Non-Audit Fees

        The Audit and Finance Committee has a Public Accounting Firm Policy concerning approval of all audit, audit-related and non-audit related services to be provided by our independent auditors. The policy requires that all services provided to ServiceMaster by our independent auditors, including Deloitte & Touche LLP, such as audit services and permitted audit-related and non-audit related services, be pre-approved by, the Committee. The Committee pre-approved all audit, audit-related and non-audit-related services provided by Deloitte & Touche LLP during 2004.

        The following table presents, for 2004 and 2003, fees for professional services rendered by Deloitte & Touche LLP for the audit of our annual financial statements, audit-related services, tax services and all other services rendered by Deloitte & Touche LLP.

	2004 ($)	2003 ($)
(1) Audit Fees	3,915,000	2,610,000
(2) Audit-Related Fees (a)	180,000	495,000
(3) Tax Fees (b)	705,000	835,000
(4) All other Fees	—	—

(a)
Principally represents the audits of the employee benefit plans and captive insurance company as well as services with respect to internal control over financial reporting.

(b)
The 2004 total tax fees includes $90,000 related to tax compliance and preparation fees.

        The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2005.

Ownership of our Common Stock

        This table shows how many shares of our common stock certain individuals and entities beneficially owned on March 9, 2005, unless otherwise noted. These individuals and entities include: (1) owners of more than 5% of our outstanding common stock, (2) our directors, (3) the five executive officers named in the summary compensation table, and (4) all directors and executive officers as a group. A person has beneficial ownership over shares if the person has sole or shared voting or investment power over the shares or the right to acquire that power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

Name of Beneficial Owner	Number of Shares Owned(1)	Percent of Class(%)
Capital Research and Management Company (2)	37,699,250
Ariel Capital Management, Inc. (3)	31,154,037
John L. Carl
Mitchell T. Engel		*
Louis J. Giuliano
Brian Griffiths		*
Sidney E. Harris		*
Roberto R. Herencia		*
Betty Jane Hess		*
Eileen A. Kamerick
Jim L. Kaput		*
James D. McLennan		*
Ernest J. Mrozek		*
Coleman H. Peterson
Dallen W. Peterson		*
Steven C. Preston		*
Jonathan P. Ward		*
David K. Wessner (4)		*
All directors and executive officers as a group (16 persons)
*Less than one percent.

(1)
Includes shares which the directors and the named executive officers have the right to acquire prior to May 8, 2005 through the exercise of stock options as follows: Mr. Carl, [            ] shares; Mr. Engel, [            ] shares; Mr. Griffiths, [            ] shares; Mr. Harris, [            ] shares; Mr. Herencia [            ] shares; Mrs. Hess, [            ] shares; Mr. Kaput, [            ] shares; Mr. McLennan, [            ] shares; Mr. Mrozek, [            ] shares; Mr. Dallen Peterson, [            ] shares; Mr. Preston, [            ] shares; Mr. Ward, [            ] shares; and Mr. Wessner, [            ] shares. Does not include common stock equivalents under The ServiceMaster Company 2002 Directors Deferred Fees Plan or the ServiceMaster Deferred Compensation Plan. At December 31, 2004, the directors and the named executive officers held common stock equivalents under those plans as follows: Mr. Carl, shares; Mr. Engel, shares; Mr. Griffiths, shares; Mr. Harris, shares; Mr. Kaput, shares; Mr. McLennan, shares; Mr. Mrozek, shares; Mr. Dallen Peterson, shares; Mr. Preston, shares; and Mr. Wessner, shares. At December 31, 2004, Mr. Ward held 34,363 stock units and 375,326 restricted stock units. All directors and executive officers as a group have the right to acquire prior to May 8, 2005 through the exercise of stock options [            ] shares of our common stock.

(2)
Capital Research and Management Company is an investment advisor located at 333 South Hope Street, Los Angeles, California 90071. According to its Schedule 13G filed with the Securities and Exchange Commission, as of December 31, 2004, it had sole investment power as to 37,699,250 shares.

(3)
Ariel Capital Management, Inc. is an investment advisor located at 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601. According to its Schedule 13G filed with the Securities and Exchange Commission, as of December 31, 2004, it had sole voting power as to 24,474,222 shares and sole investment power as to 31,009,117 shares.

(4)
Includes 251,300 shares as to which Mr. Wessner has sole voting and shared investment power, and 603,566 shares as to which Mr. Wessner has shared voting and investment power. Mr. Wessner is a director of Director Investment Co., he disclaims beneficial ownership of 545,620 shares by held by Director Investment Co.

Compensation and Leadership Development Committee Report on Executive Officer Compensation

        The Compensation and Leadership Development Committee is responsible for determining compensation of ServiceMaster's executive officers and overseeing the administration of executive compensation programs. The Committee has direct responsibility to review and approve corporate goals and objectives relevant to Chief Executive Officer compensation; evaluate the CEO's performance in light of his competencies, corporate goals; objectives and potential; and determine and approve the CEO's compensation level based on such evaluation.

        All members of this Committee are "independent" under New York Stock Exchange listing standards; "outside directors" within the meaning of regulations under Section 162(m) of the Internal Revenue Code of 1986; and "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. No member of the Committee is a current or former employee of ServiceMaster or participates in any of the executive compensation programs. An independent compensation consultant has been retained by the Committee to advise the Committee on all matters related to CEO and other executive compensation.

  Objectives

        ServiceMaster's compensation plans for executive officers are designed to:

  •
  attract, motivate and retain highly qualified executives;

  •
  align the interests of executive officers with those of the shareholders through the use of equity-based incentive awards that link a significant portion of compensation to stock performance; and

  •
  link pay and performance by placing a significant portion of compensation at risk and subject to the achievement of financial goals and other critical performance criteria.

        To meet these objectives, the Committee considers objective and subjective factors in structuring the compensation program for executive officers. These factors include competitive pay practices, historical compensation levels and individual performance and potential. Companies used for executive compensation pay comparison purposes include a broad group of companies similar in size to ServiceMaster. These companies include some of the companies contained in the Standard & Poor's 1500 Diversified Commercial Services Index used in the performance graph.

  Executive Officer Compensation Components

        For 2004, the compensation package for executive officers consisted primarily of the following components:

  •
  base salary;

  •
  annual incentive compensation under our Annual Bonus Plan ("ABP");

  •
  awards under our Corporate Performance Plan ("CPP");

  •
  stock settled Stock Appreciation Rights ("SARs"); and

  •
  restricted stock.

  Total Compensation

        Total compensation is comprised of both annual and long-term compensation. Annual compensation consists of base salary and at-risk ABP and CPP compensation. For executive officers, more than 50% of annual compensation is at-risk. Long-term compensation consists of SARs and restricted stock which links executive officers' long-term economic interest to that of the shareholders.

        Historically, in designing total compensation, base salaries were targeted at or below the median of comparable companies. When ServiceMaster achieved its performance targets under the ABP, base salary and ABP compensation would be equal to or slightly above the fiftieth percentile for comparable companies. When ServiceMaster achieves its performance targets under the ABP and CPP, base salary, ABP and CPP would be at or slightly above the seventy-fifth percentile for comparable companies.

        In 2004, the Company engaged an independent consulting firm, separate from the firm which serves as advisor to the Committee, to conduct a total compensation measurement study of target executive and senior officer compensation analyzing base salary, annual bonus, long-term incentives and retirement and other benefits against a general industry group of 347 companies. ServiceMaster selected the general industry group because ServiceMaster does not have an easily defined industry peer group. Under the study, the CPP was treated as a long-term incentive for comparison purposes because ServiceMaster does not provide a defined benefit or supplemental executive retirement plan.

        The study found that total compensation targets for executive and senior officers were 20% above the 50th percentile and 12% below the 75th percentile. The study's findings included:

  •
  base salary targets were 10% above the 50th percentile and 7% below the 75th percentile;

  •
  base salary and annual bonus targets were 37% above the 50th percentile and 16% above the 75th percentile;

  •
  long-term incentive targets were 10% above the 50th percentile and 35% below the 75th percentile;

  •
  net total compensation targets were 25% above the 50th percentile and 7% below the 75th percentile; and

  •
  retirement benefit targets were 40% below the 50th percentile and 50% below the 75th percentile.

        The study indicated that total compensation is in line with our stated philosophy; however our mix is biased towards annual incentives. Based on the findings of the survey, ServiceMaster and the Committee evaluated several alternatives to change the mix of total compensation. Ultimately, the Committee decided to leave the mix unchanged in order to emphasize the strong pay for performance aspect of the annual incentives.

  Base Salary

        The Committee reviews and approves the Chief Executive Officer's and each other executive officer's salary taking into consideration comparable market data for similar positions, as provided by an independent consultant. The Committee also considers the performance of executive officers, the business units and ServiceMaster.

  Annual Bonus Plan

        The ABP provides for annual incentive compensation based upon the extent to which ServiceMaster and/or individual business units achieve their performance targets established at the beginning of the year. The target percentage awards to executive officers range from 60% to 100% of base salary, with a maximum payout of 120%. In the case of the Chief Executive Officer, the target percentage award is 150%, with a maximum payout of 175%, of base salary. No ABP payment is earned if performance is below pre-determined performance goals. For 2004, 80% of each executive officer's target ABP was based on achieving an earnings per share target with the remaining 20% of target ABP being based on achieving individually established, generally non-EPS performance goals.

  Corporate Performance Plan

        Awards under the CPP are based on achieving pre-established performance goals. The total target award for all participants in 2004 was 2.53% of pre-tax income, or $7.0 million. CPP payments are based on achieving greater than 80% of budgeted pre-tax income from continuing operations. If ServiceMaster achieves less than 80% of the budgeted pre-tax income from continuing operations the amount earned is zero.

        After reviewing ServiceMaster's results for 2004, the Committee determined that 102% of the budgeted pre-tax income for 2004 was achieved. Consequently, $7.16 million of the $7.0 million total target award was earned for 2004. Because not all units available under the CPP were allocated to participants, the total payment under the plan was $5.9 million.

  SARs and Restricted Stock

        SARs and restricted stock are the key elements of the long-term compensation program. The number of SARs granted and shares of restricted stock awarded is based on the executive officer's position, experience and performance. SARs and restricted stock awards are generally made to executive officers once a year. The SARs have a base price equal to the fair market value of a share of common stock on the grant date and become exercisable over a five-year period. Restricted stock vests over a five-year period. The 2004 SARs have a term of ten years. On July 30, 2002, ServiceMaster announced it would begin accounting for stock options as compensation expense in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", beginning in 2003. Grants are expensed over the stock option vesting period based on the fair market value at the date the options are granted.

        The Committee believes that employee stock ownership effectively aligns the interests of employees with those of shareholders and provides a strong motivation to build shareholder value. In July 2003, ServiceMaster established a stock ownership policy for directors and senior management. Each director and member of senior management is expected to maintain ownership of ServiceMaster's common stock. The Committee approved a stock ownership policy requiring each director and member of senior management to hold a number of shares equal to 50% of (i) the number of shares of restricted stock granted to him or her that have vested and (ii) the number of shares subject to stock options granted to him or her after providing for payment of the exercise price and taxes. In addition, purchases, sales and other transactions involving the common stock or other equity securities of ServiceMaster by a director or member of senior management must comply with ServiceMaster's Policy Regarding Insider Trading and Confidentiality. This Policy sets forth "window periods" during which directors and senior management may engage in securities transactions and requires pre-clearance by the Chief Financial Officer or General Counsel of proposed transactions.

  Chief Executive Officer

        Mr. Ward began 2004 with a base salary of $725,000, the same salary he received in 2003 and in 2002. In July 2004, Mr. Ward's base salary was increased to $750,000, or 3.4%. The increase reflected the accomplishment of several key initiatives in 2003.

        Under Mr. Ward's leadership in 2004, the Company achieved revenue growth of 5.3% and EPS growth of 9.3%. The Company also improved overall customer retention, with improvement realized across most service lines. In addition, a training program was developed, tested and implemented which will result in stronger field managers in the coming years. An employee survey was completed which identified areas of employee satisfaction along with several key areas for improvement.

        Mr. Ward's target payment under the ABP was 150% of his base salary, with a maximum payout of 175% of base salary. For 2004, his ABP was based on the achievement of goals in four areas. The

Committee reviewed Mr. Ward's performance against these goals and determined the following amounts were earned.

	Portion of Bonus	% of Goal Achieved	Bonus Earned As A % of Target
Financial (earnings per share)	80%	108%	86.4%
Revenue Growth	6.67%	120%	7.7%
Employee Satisfaction	6.67%	0%	0%
Customer Retention	6.67%	51%	3.4%

        The total bonus earned by Mr. Ward was $1,096,875 (98% of his target of $1,125,000).

        Under the CPP, Mr. Ward's 2004 target award was $700,000. As a result of achieving 102% of the budgeted pre-tax income target from continuing operations, Mr. Ward earned $716,223 under the CPP in 2004.

  Perquisites

        Mr. Ward also receives the following perquisites: a company car, personal use of the company plane, club dues and memberships, for a total of $103,923 in 2004.

  Mr. Ward's Employment Agreement and Retirement Arrangement

        When Mr. Ward joined ServiceMaster in 2001, he entered into an employment agreement that expired on December 31, 2002. During 2004, Mr. Ward and the Committee agreed to clarify the commitments of both Mr. Ward and the Company. The discussions centered around a) an employment agreement and b) a retirement restricted stock unit grant. For previous CEOs of ServiceMaster, retirement arrangements were negotiated and approved at the time of retirement. Both Mr. Ward and the Committee agreed that it was in all parties' best interest to specify the terms well in advance of Mr. Ward's retirement and link the ultimate value to the performance of ServiceMaster stock.

        At the March 2004 meeting, the Committee reviewed proposed terms of Mr. Ward's employment agreement and restricted stock unit award agreement. The Committee's independent consultant advised the Committee regarding the terms of Mr. Ward's employment agreement and restricted stock unit award agreement.

        In May 2004, employment and restricted stock unit award agreements were prepared based on the proposed terms. Mr. Ward's attorney reviewed the agreements and subsequent changes were made based on Mr. Ward's and the Committee's review. On October 29, 2004, the Committee approved an employment agreement expiring on May 6, 2012 (Mr. Ward's 58th birthday) and a grant of 367,826 restricted stock units, 91,956 of which will vest on the third anniversary of the agreement, 91,956 will vest on the fifth anniversary of the agreement and 183,914 will vest on or after May 6, 2012 and Mr. Ward's delivery of a CEO succession plan approved by the Board.

        Each agreement is described in more detail under "Agreements with Officers and Directors".

  Million Dollar Deduction Limit

        Section 162(m) of the Internal Revenue Code limits ServiceMaster's ability to deduct from its income compensation in excess of $1,000,000 paid to our named executive officers. The limitation does not apply to qualified performance-based compensation, provided that certain conditions are satisfied, including the attainment of performance goals approved by our shareholders. Our ABP, CPP and ServiceMaster 2003 Equity Incentive Plan allow for qualified performance-based compensation. Nevertheless, the Committee retains the discretion it deems necessary to compensate named executive officers in a manner commensurate with performance and competitive compensation levels even if as a result ServiceMaster is unable to deduct from its income all of the compensation paid to a named executive officer. None of the compensation paid to our named executive officers in 2004 was subject to the Section 162(m) deduction limit.

Compensation and Leadership Development Committee
David K. Wessner, Chairman Louis J.Giuliano Betty Jane Hess Coleman H. Peterson

Executive Officer Compensation

        The following table summarizes the compensation paid during 2002, 2003 and 2004 to our Chairman and Chief Executive Officer and our four other most highly compensated executive officers. We refer to these five executive officers as the named executive officers.

Summary Compensation Table

		Annual Compensation				Long Term Compensation
						Awards
			Bonus($)			Restricted Stock Award ($)		Securities Underlying Options SARs(#)
Name and Principal Position					Other Annual Compensation ($)(1)				All Other Compensation ($)(2)
	Year	Salary($)	ABP	CPP
Jonathan P. Ward Chairman and Chief Executive Officer	2004 2003 2002	737,500 725,000 725,000	1,096,875 0 736,781	716,223 115,080 518,720	103,923 76,495 63,739	5,145,649 746,710 429,375	(3)(4)	190,000 172,000 425,000	16,361 43,443 57,414
Ernest J. Mrozek President and Chief Financial Officer	2004 2003 2002	562,500 550,331 550,331	595,080 0 386,375	608,789 93,606 438,104	51,927	357,663 252,483 148,310	(3)	100,000 133,333 300,000	5,330 2,600 5,200
Steven C. Preston Executive Vice President	2004 2003 2002	471,000 464,000 446,000	499,032 0 313,491	501,356 80,556 363,104		178,837 126,247 122,140	(3)	50,000 66,667 100,000	5,330 2,600 5,200
Mitchell T. Engel Chief Marketing Officer	2004 2003 2002	410,000 339,166 243,750	419,840 0 325,000	286,489 28,275 162,500		160,950 113,620 69,799	(3)	45,000 60,000 200,000	11,480 12,686 4,656
Jim L. Kaput Senior Vice President and General Counsel	2004 2003 2002	389,000 383,000 350,000	420,732 0 256,413	286,489 40,416 203,744		178,837 126,247 69,799	(3)	50,000 66,667 85,000	3,745 2,380 1,204

(1)
This column includes the aggregate incremental cost to ServiceMaster of providing perquisites and personal benefits to the named executive officers for the last three years. The amounts reported in this column, which represents at least 25% of the total amount of Other Annual Compensation are: for Mr. Ward, $46,705, $36,243 and $30,107 for personal use of company aircraft and $41,488, $29,459 and $23,943 in club dues and membership fees for 2004, 2003 and 2002, respectively; and for Mr. Mrozek, $13,790 in club dues and membership fees, and $15,443 in leased vehicle costs.

(2)
All other compensation for 2004 consists of ServiceMaster contributions under our 401(k) plan and deferred compensation plan (Mr. Ward, $5,330; Mr. Mrozek, $5,330; Mr. Preston, $5,330; Mr. Engel, $5,330; and Mr. Kaput, $2,665, and ServiceMaster matching contributions under the ESPP (Mr. Ward, $11,031; Mr. Engel, $6,150; and Mr. Kaput $1,080).

(3)
Restricted stock awards were granted valued at the closing price of ServiceMaster stock as of February 13, 2004, the grant date, at $10.71 per share. Restricted stock vests incrementally in an amount equal to 20% of the shares subject to the initial grant on each March 1 from 2005 through 2009. As of December 31, 2004 the number and value of the restricted stock held by each of the named executive officers was: Mr. Ward, 515,383 shares (includes 375,326 restricted stock units) at $7,107,132; Mr. Mrozek, 67,599 shares at $932,190; Mr. Preston, 42,273 shares at $582,945; Mr. Engel, 30,705 shares at $423,422; Mr. Kaput, 37,395 shares at $515,677. Dividend equivalents are paid on restricted stock and restricted stock units at the same rate and time as to all shareholders of ServiceMaster.

(4)
In connection with Mr. Ward entering into an employment agreement with ServiceMaster on November 1, 2004, Mr. Ward was granted 367,826 restricted stock units valued at the closing price of ServiceMaster stock as of November 1, 2004, the grant date, at $12.84 per share. 91,956 restricted stock units vest on November 1, 2007; 91,956 restricted stock units vest on November 1, 2009; and 183,914 restricted stock units vest on (a) termination of employment on or after May 6, 2012 (for any reason other than cause) and (b) delivery to the Board after May 6, 2009 and prior to May 6, 2010 a CEO succession plan that is approved by the Board. For more information regarding Mr. Ward's employment agreement, see "Agreements with Officers and Directors – Jonathan P. Ward".

        The following table contains information about stock option grants made to the named executive officers in 2004.

SAR Grants in 2004

Name	Number of Securities Underlying SARs Granted(#)(1)	% of Total SARs Granted to Employees in 2004	Base Price ($/Sh)	Expiration Date	Grant Date Value($)(2)
Jonathan P. Ward	190,000	9.31	10.73	02/12/14	442,700
Ernest J. Mrozek	100,000	4.90	10.73	02/12/14	233,000
Steven C. Preston	50,000	2.45	10.73	02/12/14	116,500
Mitchell T. Engel	45,000	2.20	10.73	02/12/14	104,850
Jim L. Kaput	50,000	2.45	10.73	02/12/14	116,500

(1)
Each SAR has a base price per share equal to the fair market value of our common stock on the grant date. Each SAR becomes exercisable incrementally in an amount equal to 20% of the SAR subject to the initial grant on each of the first five anniversaries of the grant date, which was February 13, 2004. Each SAR becomes fully exercisable upon a change in control.

(2)
In accordance with Securities and Exchange Commission rules, we have used the Black-Scholes option pricing model to estimate the grant date present value of the SARs set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing SARs. All stock option/SAR valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The actual value of the SARs in this table depends upon changes in the market price of stock during the applicable period. We made the following assumptions when calculating the grant date present value of ServiceMaster options: the SARs will be exercised after seven years, volatility of 30.6%, annual dividend yield of 4% and an interest rate of 3.7%.

Aggregated Option/SAR Exercises in 2004 and Year-End 2004 Option/SAR Values

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at December 31, 2004 Exercisable/Unexercisable(#)	Value of Unexercised In-the-Money Options/SARs at December 31, 2004 Exercisable/Unexercisable($)(1)
Jonathan P. Ward	0	0	1,338,005/1,082,600	3,852,204/2,764,416
Ernest J. Mrozek	0	0	992,389/552,102	2,532,307/1,296,164
Steven C. Preston	0	0	955,935/420,913	2,235,791/1,159,392
Mitchell T. Engel	0	0	92,000/213,000	51,720/332,580
Jim L. Kaput	40,000	155,440	132,874/204,334	294,382/533,811

(1)
Based on the closing price of ServiceMaster common stock of $13.79 on December 31, 2004.

Equity Compensation Plan Information

        Except as described in the first footnote, the following table contains information, as of December 31, 2004, about common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options/SARs		Weighted Average Exercise Price of Outstanding Options/SARs		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by shareholders	30,196,299		$12.2126		17,967,794	(1)
Equity compensation plans not approved by shareholders	2,776,451	(2)	$15.9376	(3)	0	(4)
Total	32,972,750				17,967,794

(1)
Includes shares available under the ServiceMaster 2003 Equity Incentive Plan, including up to 2,926,136 shares available for restricted stock awards, shares available under the ServiceMaster 2001 Directors Stock Plan (the "2001 Directors Stock Plan"), including up to 2,088,469 shares available for restricted stock awards; and shares available under the ServiceMaster 2004 Employee Stock Purchase Plan.

(2)
Includes options to purchase ServiceMaster common stock issued in connection with ServiceMaster's acquisition of American Residential Services, Inc. and LandCare USA, Inc., as well as options to purchase ServiceMaster common stock issued in connection with the merger of WeServeHomes.com into a wholly owned subsidiary of ServiceMaster. Upon the consummation of each of these transactions, each outstanding option to purchase common stock of the acquired company was converted into an option to purchase shares of ServiceMaster common stock. ServiceMaster cannot grant any additional awards under the equity compensation plans pursuant to which the options that were converted were originally issued. The following table reflects information with respect to the options described in this footnote that were outstanding at December 31, 2004.

Transaction	Number of Option Shares	Weighted Average Exercise Price
American Residential Services	394,813	$40.1128
LandCare USA	189,364	$15.3384
WeServeHomes.com	98,752	$13.87
(3)
Does not reflect 133,791 shares issuable pursuant to the ServiceMaster Deferred Compensation Plan (the "Deferred Compensation Plan") or 288,522 shares issuable pursuant to The ServiceMaster Company 2002 Directors Deferred Fees Plan (the "Directors Deferred Fees Plan"), because the concept of an exercise price is not meaningful under either plan. The material features of each plan are described below.

(4)
The Deferred Compensation Plan and the Directors Deferred Fees Plan does not contain a limit on the number of shares available thereunder. The material features of each plan are described below.

        The material features of each of our equity compensation plans that was adopted without shareholder approval are described below:

        Deferred Compensation Plan.    The Deferred Compensation Plan allows participants to defer the receipt of a portion of their compensation. Deferred compensation is credited to a bookkeeping account, where it is deemed invested in a variety of investment vehicles, including a share equivalent account. A share equivalent is a bookkeeping unit credit equivalent to one share of our common stock. Share equivalent balances are increased when we pay dividends on our common stock as if the dividend was reinvested in additional shares. Amounts deferred into a share equivalent account may not be transferred into other investment alternatives. Share equivalents are paid in shares of ServiceMaster common stock upon distribution. The share equivalent alternative was eliminated for future deferrals as of January 1, 2004.

        Directors Deferred Fees Plan.    The Directors Deferred Fees Plan allows non-employee directors to defer receipt of a portion of their annual retainer. Deferred amounts are credited to a bookkeeping account, where it is deemed invested in a variety of investment vehicles, including a share equivalent account. A share equivalent is a bookkeeping unit credit equivalent to one share of our common stock. Share equivalent balances are increased when we pay dividends on our common stock as if the dividend was reinvested in additional shares. Amounts deferred into the share equivalent account may not be transferred into other investment alternatives. Share equivalents are paid in shares of ServiceMaster common stock upon distribution.

  Certain Options

        On March 16, 2001, Mr. C. William Pollard, who was Chairman at that time, was granted an option to purchase 250,000 shares of ServiceMaster common stock. The option has an exercise price of $10.52 per share. This option becomes exercisable incrementally equal to 20% of the shares subject to the initial grant on each of the first five anniversaries of the grant date, which was March 16, 2001.

        On February 8, 2002, Mr. Ward was granted an option to purchase 425,000 shares of ServiceMaster common stock, of which 175,000 shares are not subject to a shareholder approved plan. The option has an exercise price of $13.83 per share. This option becomes exercisable incrementally in an amount equal to 20% of the shares subject to the initial grant on each of the first five anniversaries of the grant date, which was February 8, 2002.

Agreements with Officers and Directors

  Jonathan P. Ward

        In November 2004, after approval by our Compensation and Leadership Development Committee, ServiceMaster and Jonathan Ward, our Chairman and Chief Executive Officer, entered into an employment agreement. The term of the employment agreement ends on May 6, 2012, with automatic one-year renewals unless terminated by ServiceMaster or Mr. Ward. Mr. Ward receives an annual salary of not less than $750,000. Mr. Ward's annual bonus target is 150% of his salary, with a maximum payout of 175% of his salary. Mr. Ward's annual target payout under our Corporate Performance Plan ("CPP") is not less than $700,000. The actual payouts under the annual bonus plan and CPP are subject to satisfaction of performance criteria established by the Compensation and Leadership Development Committee. Mr. Ward receives those employee benefits which ServiceMaster makes available to its executives, including but not limited to medical, dental, accidental death and dismemberment, vision, life and disability insurance, four weeks paid vacation and the use of an automobile. ServiceMaster also pays club membership dues for Mr. Ward. In accordance with ServiceMaster's policy, Mr. Ward may use the company plane for personal use unrelated to company business for which Mr. Ward recognizes taxable income in accordance with income tax regulations. Mr. Ward reimburses ServiceMaster for flight time in excess of fifty hours annually for reasons unrelated to company business. The reimbursement amount equals the amount of income Mr. Ward would otherwise recognize. Mr. Ward has agreed to non-competition and non-solicitation restrictions for a period of two years after his termination date.

        If Mr. Ward's employment with ServiceMaster is terminated by ServiceMaster without cause or by Mr. Ward for good reason, Mr. Ward will receive (1) accrued salary through the date of termination, (2) annual bonus and CPP bonus earned in the year immediately prior to the year in which the date of termination occurs (to the extent not previously paid), (3) two times highest annual base salary, (4) two times highest target annual bonus, (5) reimbursement of expenses and (6) continuation of employee benefits through the two-year anniversary of the termination date (but, subject to Federal continuation requirements, not after May 6, 2012). In the event Mr. Ward's employment with ServiceMaster is terminated after his fifty-sixth birthday, the amount of his severance payments under (3) and (4) above will be reduced pro-rata until zero at May 6, 2012.

        If Mr. Ward's employment with ServiceMaster is terminated by ServiceMaster for cause or by Mr. Ward for any reason other than good reason, Mr. Ward will not receive the benefits set forth in (2), (3), (4) and (6) above, but will receive (1) accrued salary through the date of termination, (2) reimbursement of expenses and (3) in the event Mr. Ward's employment is terminated by reason of death or disability, annual bonus and CPP bonus in the year immediately prior to the year in which the date of termination occurs (to the extent not previously paid). Additional information regarding Mr. Ward's compensation is included under "Compensation and Leadership Development Committee Report on Executive Officer Compensation" and "Executive Officer Compensation".

        In connection with Mr. Ward entering into the employment agreement with ServiceMaster, Mr. Ward was granted 367,826 restricted stock units. The restricted stock units vest as to 91,956 restricted stock units on November 1, 2007, 91,956 restricted units on November 1, 2009, and 183,914 restricted units on (1) the termination of Mr. Ward's employment on or after May 6, 2012 for any reason other than for cause and (2) Mr. Ward's delivery to the Board after May 6, 2009 and prior to May 6, 2010 of a CEO succession plan that is approved by the Board.

        Under the restricted stock unit award agreement, if Mr. Ward's employment with ServiceMaster is terminated by reason of disability or death, all restricted stock units will become fully vested as of Mr. Ward's termination date or date of death. If Mr. Ward's employment with ServiceMaster is terminated by Mr. Ward prior to May 6, 2012 for good reason or by ServiceMaster for any reason other than for cause or disability of Mr. Ward, the number of restricted stock units that will be or become vested will be pro rated through the date of Mr. Ward's termination of employment. If Mr. Ward's employment with

ServiceMaster is terminated for any reason other than death, disability, good reason or for cause, the portion of the restricted stock units which is not vested as of Mr. Ward's termination date will be forfeited. On each date ServiceMaster pays a cash dividend to record owners of shares of common stock, Mr. Ward will be credited with unrestricted stock units equal in value to the amount of a dividend on an equivalent number of shares of common stock. ServiceMaster will issue to Mr. Ward shares of common stock equal to the number of vested stock units credited to Mr. Ward after his termination of employment for any reason.

  Ernest J. Mrozek

        In January 2004, Ernest Mrozek became President and Chief Financial Officer of ServiceMaster. ServiceMaster and Mr. Mrozek entered into an employment agreement, approved by our Compensation and Leadership Development Committee. Mr. Mrozek receives an annual salary of not less than $550,000. Mr. Mrozek's annual bonus target is 100% of his salary. Mr. Mrozek's annual target payout under our CPP is not less than $595,000 and his target annual equity-based compensation value must be consistent with his 2003 target value of $659,000. The actual payouts under the annual bonus plan and CPP are subject to satisfaction of performance criteria. The actual value of equity awards is subject to stock price performance and, if applicable, other performance criteria established by the Compensation and Leadership Development Committee. Mr. Mrozek receives those employee benefits which ServiceMaster makes available to its executives, including but not limited to medical, dental, accidental death and dismemberment, vision, life and disability insurance, four weeks paid vacation and the use of an automobile. ServiceMaster also pays club membership dues for Mr. Mrozek. In accordance with ServiceMaster's policy, Mr. Mrozek may use the company plane for personal use unrelated to company business for which Mr. Mrozek recognizes taxable income in accordance with income tax regulations. Mr. Mrozek reimburses ServiceMaster for flight time in excess of twenty-five hours annually for reasons unrelated to company business. The reimbursement amount equals the amount of income Mr. Mrozek would otherwise recognize. Mr. Mrozek has agreed to non-competition and non-solicitation restrictions for a period of one year after his termination date.

        If Mr. Mrozek's employment with ServiceMaster is terminated on or prior to June 30, 2005 by ServiceMaster without cause or by Mr. Mrozek for good reason, or after June 30, 2005 and on or prior to December 31, 2006, by ServiceMaster without cause or by Mr. Mrozek for any reason other than death or disability, Mr. Mrozek will receive (1) accrued salary through the date of termination, (2) two times highest base annual salary, (3) two times highest target annual bonus, (4) reimbursement of expenses, (5) vesting of all shares of restricted stock held as of the date of termination and (6) continuation of employee benefits through the two-year anniversary of the termination date.

        If Mr. Mrozek's employment with ServiceMaster is terminated on or prior to June 30, 2005 by ServiceMaster for cause or by Mr. Mrozek without good reason or by reason of retirement, death or disability, or after June 30, 2005 and on or prior to December 31, 2006, by ServiceMaster for cause or by reason of Mr. Mrozek's death or disability, Mr. Mrozek will not receive the benefits set forth in (2), (3), (5) and (6) above, but will receive (1) accrued salary through the date of termination and (2) reimbursement of expenses.

  Mitchell T. Engel

        On April 1, 2002, Mitchell Engel became the Chief Marketing Officer of ServiceMaster. In accepting the position of Chief Marketing Officer, Mr. Engel was required to close down a successful consulting business. ServiceMaster and Mr. Engel entered into an employment agreement upon his acceptance of employment. Mr. Engel receives an annual salary of not less than $325,000. Mr. Engel's annual bonus target is 100% of his salary. Mr. Engel was also granted an option to purchase 200,000 shares of common stock at an exercise price of $13.73. The option becomes exercisable incrementally in an amount equal to 20% of the shares subject to the initial grant on each of the first five anniversaries of the grant date, which was April 8, 2002.

        If Mr. Engel's employment with ServiceMaster is terminated on or after April 1, 2004 by ServiceMaster without cause, Mr. Engel will receive (1) an annual base salary in effect at the time of termination and ending on the one-year anniversary of the termination date, (2) one times target annual bonus for the termination year, (3) vesting of all equity awards through the one-year anniversary of the termination date, (4) full vesting of deferred compensation benefits, and (5) continuation of employee benefits.

  Change in Control Severance Agreements

        ServiceMaster has entered into Change in Control Severance Agreements with each of the named executive officers and certain other officers. These agreements were a result of a determination by the Board that it was in the best interests of ServiceMaster and its shareholders to secure the continued service, dedication and objectivity of its officers in the event of a possible change in control of ServiceMaster.

        A "change in control" includes (1) an acquisition by a person or group of 25% or more of ServiceMaster's common stock (other than an acquisition from or by ServiceMaster or by a ServiceMaster benefit plan), (2) a change in a majority of the Board, (3) the consummation of a reorganization, merger or consolidation or sale of substantially all of ServiceMaster's assets (unless stockholders receive 60% or more of the stock of the resulting company), or (4) a liquidation or dissolution of ServiceMaster.

        Benefits are payable under the agreements only if a change in control has occurred and within two years after the change in control the officer's employment is terminated for any reason other than by ServiceMaster for cause, by the officer without good reason or upon the officer's death or disability. The benefits payable under the agreements with our named executive officers include a lump sum cash payment consisting of (1) three times the named executive officer's highest base annual salary during the prior 12 months, and (2) three times the named executive officer's target annual bonus and target CPP bonus for the year in which the change in control occurs. The named executive officer would also be entitled to: (1) his salary through the date of termination, (2) earned but unpaid annual bonus and CPP bonus in the year immediately prior to the year which the termination occurs, (3) a pro rated annual bonus and CPP bonus through the date of termination based upon the target bonus or award immediately prior to the change in control occurs, (4) a payout of previously deferred compensation, and (5) the value of any unvested employer contributions to the 401(k) plan or deferred compensation plan. ServiceMaster must also maintain insurance on behalf of the named executive officer and his dependents for three years. The agreements provide that if payments thereunder subject the named executive officer to the excise tax imposed by Section 4999 of the Internal Revenue Code, ServiceMaster will make an additional payment to the named executive officer equal to the excise tax on such payment.

        The agreements are not employment agreements, and do not impair the right of ServiceMaster to terminate the employment of the named executive officer with or without cause prior to a change in control.

Performance Graph

        The following graph compares the five-year cumulative total return to our shareholders with the five-year cumulative return as determined under the Standard & Poor's 500 Index and under the Standard & Poor's 1500 Diversified Commercial Services Index.

Comparison of Five Year Cumulative Total Return
among ServiceMaster, the S&P 500 Index and
the S&P 1500 Diversified Commercial Services Index

*$100 invested on 12/31/99 in stock or index – including reinvestment of dividends.

	1999	2000	2001	2002	2003	2004
ServiceMaster	100	96.67	120.15	99.88	109.23	134.02
S&P 500 Index	100	90.90	80.09	62.39	80.29	89.03
S&P 1500 Diversified Commercial Services Index	100	98.95	115.67	98.22	143.26	152.84

Certain Transactions and Relationships

  Hinshaw & Culbertson

        In 2004, ServiceMaster used the legal services of Hinshaw & Culbertson. Hinshaw & Culbertson serves as ServiceMaster's primary counsel in our national litigation program relating to our general and automobile liability risks. Our national services require millions of service transactions at homes and businesses involving thousands of our employees and over 25,000 vehicles. Consequently, we elected in 2004 to manage our entire program primarily through one law firm, Hinshaw & Culbertson, that had served as one of our casualty program law firms since 1987. Total fees paid to Hinshaw & Culbertson for 2004 were $1,716,557. Donald Mrozek, Esq., Chairman of Hinshaw & Culbertson is the brother of Ernest Mrozek, President and Chief Financial Officer of ServiceMaster. Hinshaw & Culbertson served as one of our casualty program law firms prior to Ernest Mrozek's becoming employed by ServiceMaster.

        David Cantu is the owner of a Merry Maids and ServiceMaster Clean franchise business. Mr. Cantu is the brother of Albert Cantu, Group President of American Residential Services, ServiceMaster Clean and Merry Maids.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in our common stock with the Securities and Exchange Commission. To our knowledge, all required reports were filed on time.

Shareholder Proposals and Other Business

        The 2006 Annual Meeting of Shareholders is expected to be held on May 5, 2006. In order to be considered for inclusion in our proxy materials for the 2006 annual meeting, a shareholder proposal must be received at our principal executive offices at 3250 Lacey Road, Suite 600, Downers Grove, Illinois 60515 by November 25, 2005. In addition, our Bylaws establish an advance notice procedure for shareholder proposals to be brought before our annual meeting of shareholders, including proposed nominations of persons for election to the Board. A shareholder proposal or nomination intended to be brought before the 2006 annual meeting must be delivered to the Corporate Secretary no earlier than the close of business on January 21, 2006 and no later than the close of business on February 20, 2006. All proposals and nominations should be directed to Sandra Groman, Corporate Secretary, The ServiceMaster Company, 3250 Lacey Road, Suite 600, Downers Grove, Illinois 60515.

        The Board and our management have not received notice of and are not aware of any business to come before the 2005 annual meeting other than the items we refer to in this proxy statement. If any other matter comes before the annual meeting, the persons on our proxy committee will use their best judgment in voting the proxies.

        We have mailed our 2004 Annual Report to Shareholders in connection with this proxy solicitation. If you would like a copy of our Form 10-K excluding certain exhibits, please contact the Corporate Secretary at the following address: The ServiceMaster Company, 3250 Lacey Road, Suite 600, Downers Grove, Illinois 60515.

        Please vote by telephone or the Internet or sign, date and return the enclosed proxy or voting instruction form in the prepaid envelope. If you vote promptly, we may be able to avoid the expense of a second mailing.

By order of the Board of Directors,
Sandra L. Groman Vice President and Corporate Secretary

The ServiceMaster Company
Proxy for Annual Meeting of Shareholders - May 6, 2005
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints S. L. Groman and J. L. Kaput, or either of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Shareholders of The ServiceMaster Company to be held in Downers Grove, Illinois, on May 6, 2005, at 9:30 am. Central Time, and at any or all adjournments thereof, according to the number of shares of common stock which the undersigned would be entitled to vote, if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business properly coming before the meeting.

If not marked to the contrary, this Proxy will be voted "FOR" Proposals 1, 2 and 3.

IMPORTANT: This Proxy must be signed and dated on the reverse side. On the reverse of this card are instructions on how to vote your shares regarding Proposals 1, 2 and 3 by telephone or Internet. Your vote is recorded as though you had mailed in your proxy card.

THE SERVICEMASTER COMPANY

☐	Mark this box with an X if you have made changes to your name or address details above.
A Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.
For Withhold
01 - Roberto R. Herencia
02 - Louis J. Giuliano
03 - Betty Jane Hess
04 - Jonathan P. Ward
05 - Eileen A. Kamerick
06 - Coleman H. Peterson
B. Issues
The Board of Directors recommends a vote FOR proposals 2 and 3.
For Against Abstain
2. Approve the Amended and Restated Certificate of Incorporation.
3. Ratify the appointment of Deloitte & Touche LLP as Independent Auditors.

C. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
NOTE: Please sign you name(s) EXACTLY as your name (s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide you FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

VOTE YOUR SHARES BY TELEPHONE OR INTERNET
QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

THE SERVICEMASTER COMPANY encourages you to take advantage of the two convenient ways to vote your shares. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

TO VOTE BY PHONE

Call toll-free 1-888-221-0698 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Enter the 6-digit Control Number located above.

Option #1:	To vote as the Board of Directors recommends on ALL Proposals: Press 1. When asked, please confirm your vote by pressing 1.
Option #2:	If you choose to vote on each proposal separately, press 0 and follow the simple recorded instructions.

TO VOTE BY INTERNET

Go to the following website: www.computershare.com/us/proxy

Enter the information requested on you computer screen, including your Control Number located above.

Follow the simple instructions on the screen.

If you vote by telephone or Internet, DO NOT mail back the proxy card.
Proxies submitted by telephone or Internet must be received by 1:00 a.m. Central Time, May 6, 2005.
 THANK YOU FOR VOTING!

QuickLinks

THE SERVICEMASTER COMPANY NOTICE OF ANNUAL MEETING To be held May 6, 2005
TABLE OF CONTENTS
THE SERVICEMASTER COMPANY
General Information
Voting Information
Governance and Nominating Committee Report
Item 1 – Election of Directors
Board and Committees of the Board
Membership and Board Committees
Compensation of Directors
Audit and Finance Committee Report
Item 2 – Proposal to Amend our Amended and Restated Certificate of Incorporation
Proposed Amendment to ServiceMaster's Amended and Restated Certificate of Incorporation
Termination of Shareholder Rights Plan and Adoption of Rights Plan Policy
Item 3 – Ratification of Selection of Independent Auditors
Ownership of our Common Stock
Compensation and Leadership Development Committee Report on Executive Officer Compensation
Executive Officer Compensation
Summary Compensation Table
SAR Grants in 2004
Aggregated Option/SAR Exercises in 2004 and Year-End 2004 Option/SAR Values
Equity Compensation Plan Information
Agreements with Officers and Directors
Performance Graph
Comparison of Five Year Cumulative Total Return among ServiceMaster, the S&P 500 Index and the S&P 1500 Diversified Commercial Services Index
Certain Transactions and Relationships
Section 16(a) Beneficial Ownership Reporting Compliance
Shareholder Proposals and Other Business